Contact: Brian K. Miller
Senior Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
TYLER TECHNOLOGIES ANNOUNCES 2007 GUIDANCE
Dallas, January 10, 2007 — Tyler Technologies, Inc. (NYSE: TYL) today announced its guidance for the full year 2007 and updated its outlook on results for the year ended December 31, 2006.
Tyler currently expects to report revenues and earnings for the year ended December 31, 2006 that are near or slightly above the upper end of the previously disclosed range of $192 million to $195 million in revenues and $0.31 to $0.33 in diluted earnings per share. Free cash flow for 2006 is expected to be in the range of $21 million to $22 million (cash provided by operations of $25 million to $26 million minus capital expenditures of approximately $4 million).
Tyler repurchased a total of 1.0 million shares of its common stock in 2006 at an average cost of $10.19 per share, including approximately 46,000 shares bought during the fourth quarter.
Tyler Technologies currently expects total revenues for the year 2007 to be in a range of $218 million to $222 million, representing growth of between 12 percent and 14 percent.
Tyler expects diluted earnings per share of approximately $0.39 to $0.44 for 2007, with estimated fully diluted shares of approximately 42.4 million. These estimates include estimated pretax expense for the year of approximately $2.5 million, or $0.05 per share after taxes, related to stock options and the Company’s employee stock purchase plan. The Company currently estimates that its effective tax rate for 2007 will be approximately 39.6 percent.
Tyler expects that free cash flow for the year 2007 will be between $25 million and $29 million (cash provided by operations of $29 million to $32 million minus capital expenditures of between $3.5 million and $4.0 million).
“As we move into 2007, we believe Tyler is well positioned build on the positive trends that we experienced in 2006. Our outlook is supported by a high backlog that reflects the strength of our competitive position, as well as a generally positive market environment,” commented John S. Marr, Jr., Tyler’s President and Chief Executive Officer. “We are pleased to communicate our expectations for solid revenue growth in our core software business, together with significantly higher earnings and cash flow growth, while concurrently making substantial investments in product development.”
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Tyler Technologies Announces 2007 Guidance
January 10, 2007

Mr. Marr continued, “Tyler’s guidance for 2007 includes the estimated effects on earnings and free cash flow for planned product development, including the 2007 costs related to the development to broaden the functionality of Microsoft Dynamics AX for the public sector under our new strategic alliance with Microsoft. However, the actual amount and timing of those costs, and whether they are capitalized or expensed, will likely vary from these estimates and require further refinement of our guidance as those development plans evolve.”
Tyler Technologies will host a conference call at 9:00 a.m. Eastern time on January 11 to discuss the information contained in this press release. To participate in the teleconference, please dial into the call a few minutes before the start time: 866-293-8970 for U.S. dialers and 913-312-1230 for international dialers. Please refer to confirmation code 4195899. A replay of the call will be available two hours after the completion of the call through January 17, 2007. To access the replay, please dial 888-203-1112 for U.S. dialers and 719-457-0820 for international dialers. A live webcast of the call can be accessed on the Company’s Web site at www.tylertech.com. A replay will also be available on Tyler’s Web site following the conference call.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler’s client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Forbes Magazine named Tyler one of the “200 Best Small Companies” in America in 2004. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures:
This press release discloses the financial measure of free cash flow. This financial measure is not prepared in accordance with generally accepted accounting principles (GAAP) and is therefore considered a non-GAAP financial measure. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of this non-GAAP financial measure provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe this measure is widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and it provides a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review this non-GAAP financial measure on a consolidated basis as one of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that free cash flow provides meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
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Tyler Technologies Announces 2007 Guidance
January 10, 2007

Tyler Technologies, Inc. has included in this press release “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company’s customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.
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